CAFEPRESS INC.
2012 AMENDED AND RESTATED STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
You have been granted the following Option to purchase Common Stock of CafePress Inc. (the “Company”) under the Company’s 2012 Amended and Restated Stock Incentive Plan (the “Plan”):

Name of Optionee:	[Optionee Name]
Total Number of Option Shares Granted:	[Number of Options]
Type of Option:	Nonstatutory Stock Option
Exercise Price Per Share:	[$ ]
Grant Date:	[Date of Grant]
Vesting Schedule:
The number of Options that become exercisable will depend on the Company’s performance over the Option performance period, which is January 1, 2016 through December 31, 2018 (the “Performance Period”) based on three performance criteria - Revenue, EBITDA and Free Cash Flow (each as defined in the Company’s 10-Q and 10-K SEC filings) - weighted at (a) 40% for Revenue, measured annually over the Performance Period, (b) 40% for EBITDA, measured annually (for pro rata vesting) and cumulatively over the Performance Period (with the final result being the sum of the three individual years) and (c) 20% for Free Cash Flow, measured annually (for pro rata vesting) and cumulatively over the Performance Period (with the final result being the sum of the three individual years). The actual number of Options that become exercisable will be determined at the first meeting of the Committee following the completion of the Performance Period and the filing, on Form 10-K, of the Company’s 2018 Annual Report, at which time the Committee will certify whether the performance criteria have been satisfied and will review and approve the Company’s calculation of the Company’s performance on the three measures’ specified performance criteria. The total number of Options that become exercisable will vary between 0-100% of the target award amount depending on where in the specified performance range for each measure the Company’s performance during the Performance Period on the three measures falls. There will be a minimum level (25% of target) below which the Optionee will be not able to exercise any of the target award (0%), and correspondingly a maximum performance level (100%) which, even if exceeded, will permit the Optionee to exercise 100% of the target award. For achievement of performance between the minimum and maximum performance levels, the number of Options that become exercisable will be linearly interpolated within the range.

The Revenue, EBITDA and Free Cash Flow targets for the Performance Period are set forth in Appendix A. An illustration for determining the number of Options that become exercisable is set forth in Appendix B.

Notwithstanding the preceding, in the event your employment is terminated due to death or Total and Permanent Disability (as defined in the Plan) during the Performance Period, you will be entitled to exercise a pro rata percentage of the Options following the end of the Performance Period based on (a) the period of time elapsed between the commencement of the Performance Period and your date of termination of employment due to death or Total or Permanent Disability and (b) the actual performance during the Performance Period. Further, if your employment is terminated by the Company without Cause or if you are Constructively Terminated during the Performance Period, you will be entitled to exercise a pro rata percentage of the Options following the end of the Performance Period based on (a) the period of time elapsed between the commencement of the Performance Period and your date of termination of employment due to involuntary termination by the Company without Cause or if you are Constructively Terminated and (b) the actual performance during the Performance Period, provided, you comply with each of the Restrictive Covenants.

Further notwithstanding the above, in the event of a Change in Control during the Performance Period, the Options shall be converted into Restricted Stock Units (at a 2 to 1 ratio) based on Company performance as of the date of the Change in Control and as calculated using actual results for completed quarters. Upon conversion into Restricted Stock Units, the Options shall cease to exist and shall thereafter be null and void. The Restricted Stock Units will thereafter vest in equal installments, on a quarterly basis, over the remaining Performance Period (unless terminated earlier); provided, in the event you terminate employment with the Company due to death or Total and Permanent Disability (as defined in the Plan), you will become vested in the percentage of Restricted Stock Units that are otherwise scheduled to vest on the last day of the quarter that falls within the quarter in which your termination of employment due to death or Total and Permanent Disability occurs.
To the extent vested, the Restricted Stock Units will settle within sixty (60) days after the vest date.
Notwithstanding any language to the contrary, if (a) the unvested Restricted Stock Units are not assumed or otherwise replaced by an acquirer in a Change in Control, then 100% of the remaining unvested Restricted Stock Units will accelerate immediately prior to the Closing of the Change in Control, and (b) the individual is terminated without Cause or Constructively Terminated on or within twelve (12) months following a Change in Control of the Company, then 100% of the remaining unvested Restricted Stock Units will accelerate immediately upon such termination (provided, however that (a) and (b) shall be mutually exclusive and the individual shall be only entitled to the benefit of either (a) or (b), whichever is greater).

CAFEPRESS INC.
NOTICE OF STOCK OPTION GRANT

All terms shall be as defined in the individual’s Change in Control Agreement in the Company’s standard form.
“Cause” means (i) conviction of any felony, or any misdemeanor where imprisonment is imposed; (ii) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company; (iii) any unauthorized use or disclosure of confidential information or trade secrets of the Company; (iv) willful misconduct or gross negligence in performance of the Recipient’s duties, including the Recipient’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with the Recipient’s position and duties, and such refusal to comply is not remedied within thirty (30) days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct may result in termination for Cause; or (v) repeated unexcused absence from the Company.
“Constructively Terminated” means the Recipient’s voluntary resignation within sixty (60) days following (i) a change in the Recipient’s position which materially reduces the Recipient’s duties or level of responsibility, (ii) a material reduction in the Recipient’s base salary, other than in connection with a general decrease in compensation affecting officers of the Company or a successor corporation; or (iii) a change in the Recipient’s place of employment which is more than 50 miles from the Recipient’s current place of employment, provided, that, such change or reduction is effected without the Recipient’s written concurrence and also provided that such change or reduction is not remedied within thirty (30) working days after written notice thereof from the Recipient to the Company, which notice shall be given to the Company within ninety (90) days after the occurrence of such change or reduction and specifically reference a proposed constructive termination pursuant to this provision.

CAFEPRESS INC.
NOTICE OF STOCK OPTION GRANT

Restrictive Covenants:
Confidentiality. You agree that you will not at any time during your employment with the Company or thereafter, except in performance of your obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that you may learn by reason of your association with the Company. The term “Confidential Information” means any past, present, or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Company; provided, however, the term “Confidential Information” does not include any of the above forms of information which have become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by you or your representative(s) in violation of this Agreement. Notwithstanding the foregoing, you may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided, further, that in the event that you are ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, you shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
Non-Competition. You agree that during your employment with the Company and for a period of one (1) year following your termination of employment with the Company for any reason, you will not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business for a Competitor (as defined below). The term “Competitor” means any person or entity whose principal business involves the online customizable retail products industry business.

CAFEPRESS INC.
NOTICE OF STOCK OPTION GRANT

Non-Solicitation. You agree that during your employment with the Company and for a period of two (2) years immediately following your termination of employment with the Company for any reason, you will not, without the prior written consent of the Company, solicit or induce any then-existing employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries or contact any then-existing customer or vendor under contract with the Company or any of its subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Company, except that you will not be precluded from (i) hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you or your subsequent employer and such employee, (ii) employing or contacting any such person who contacts you or your subsequent employer on his or her own initiative without any otherwise prohibited solicitation, or (iii) employing or contacting any person as a result of general solicitations not specifically directed at the Company, any of its subsidiaries or any of its employees.
Cooperation. You agree that during your employment with the Company and thereafter, you will, upon reasonable advance notice, assist and cooperate with the Company as is reasonable with regard to any investigation or litigation related to a matter or project in which you were involved during your employment. The Company will reimburse you for all reasonable and necessary expenses related to your services pursuant to this Cooperation provision (i.e., travel, lodging, meals, telephone and overnight courier) within ten (10) business days of your submitting to the Company appropriate receipts and expense statements.

Expiration Date:	Seven (7) years from the end of the Performance Period Except as provided above, this Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the term and conditions of the Plan and the Stock Option Agreement (the “Agreement”), both of which are attached to and made a part of this document.
By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

CAFEPRESS INC.
NOTICE OF STOCK OPTION GRANT

[OPTIONEE NAME]	CafePress Inc.

By:
Optionee’s Signature

Title:
Optionee’s Printed Name

Date:________________________________	Date:________________________________

CAFEPRESS INC.
NOTICE OF STOCK OPTION GRANT

CAFEPRESS INC.
2012 AMENDED AND RESTATED STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

Tax Treatment
This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it shall be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code.

Vesting
This Option becomes exercisable (or, as applicable, the Restricted Stock Units (“RSUs”) vest) as shown in the Notice of Stock Option Grant. Except as otherwise provided in the Notice of Stock Option Grant, this Option will in no event become exercisable for additional Shares (or, as applicable, no additional RSUs will vest) after your Service as an Employee has terminated for any reason.

Option Term
This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth anniversary for a more than 10% stockholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

Regular Termination
If your Service as an Employee terminates for any reason except for (a) involuntary termination of employment by the Company with Cause, (b) death or (c) “Total and Permanent Disability” (as defined in the Plan), then Option that are exercisable will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Termination with Cause	If your Service as an Employee is terminated by the Company with Cause, all Options expire immediately.
Death
If your Service as an Employee terminates because of death, then the Options that are exercisable will expire at the close of business at Company headquarters on the date that is 12 months after the later of (a) the date your Service terminates (or, if earlier, the Expiration Date) or (b) the end of the Performance Period. During that period of up to 12 months, your estate or heirs may exercise the Option.

Disability
If your Service as an Employee terminates because of your Total and Permanent Disability, then the Options that are exercisable will expire at the close of business at Company headquarters on the date that is 12 months after the later of (a) the date your Service terminates (or, if earlier, the Expiration Date) or (b) the end of the Performance Period. During that period of up to 12 months, you or your legal representative (in the event of your incapacity) may exercise the Option.

CAFEPRESS INC.
STOCK OPTION AGREEMENT

RSUs are Restricted	You may not sell, transfer, assign, pledge or otherwise dispose of the RSUs.
Forfeiture of RSUs
If your Service terminates for any reason, then your RSUs will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. In addition, if your Service terminates due to your involuntary termination of employment by the Company with Cause, all vested, but unsettled RSUs will be forfeited. This means that the RSUs will immediately revert to the Company. You receive no payment for RSUs that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise
The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained.

Notice of Exercise
When you wish to exercise this Option you must provide a notice of exercise form in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):
• Your personal check, a cashier’s check or a money order.

CAFEPRESS INC.
STOCK OPTION AGREEMENT

•
Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of the Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•
By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.

•
By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.

•
If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by you in cash other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.

•	Any other form permitted by the Committee in its sole discretion.
Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

CAFEPRESS INC.
STOCK OPTION AGREEMENT

Options: Withholding Taxes and Stock Withholding
You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this Award or the Option exercise. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold Shares that otherwise would be issued to you when you exercise this Option having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

RSUs: Withholding Taxes
If the RSUs are settled in Shares of Common Stock of the Company, no Shares will be transferred to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the vesting of the RSUs. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares transferred to you in settlement of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold Shares that otherwise would be transferred to you in settlement of the Award to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale
You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

CAFEPRESS INC.
STOCK OPTION AGREEMENT

Transfer of Option
In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

No Retention Rights
Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Options: Stockholder Rights
Your Options carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

RSUs: Stockholder Rights
During the period of time between the date of grant and the date the RSUs become vested, you shall not have any of the rights of a stockholder of the Company. Accordingly, you shall not have the right to vote the RSUs or to receive any cash dividends paid with respect to the RSUs.

CAFEPRESS INC.
STOCK OPTION AGREEMENT

Adjustments
With respect to Options, in the event of a stock split, a stock dividend or a similar change in Company Shares, the number of Shares covered by this Option and the exercise price per Share shall be adjusted pursuant to the Plan.
With respect to RSUs, in the event of a stock split, a stock dividend or a similar change in Company Shares, or a merger or a reorganization of the Company, the forfeiture provisions described above will apply to all new, substitute or additional securities or other assets to which you are entitled by reason of the Award of RSUs.

Successors and Assigns
Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice
Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in the Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLAN.

CAFEPRESS INC.
STOCK OPTION AGREEMENT